Exhibit T3A-64

DLN4

Company No.00862925

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

(adopted pursuant to a special resolution passed on 18

Nov 1998 and as amended pursuant to a special

resolution passed on 3 May 2016)

of

WEATHERFORD U.K. LIMITED

PRELIMINARY

1                                         The regulations contained in Table A in The Companies (Tables A to F) Regulations 1985 (as amended so as to affect companies first registered on the date of adoption of these Articles) shall, except as provided in these Articles and so far as not inconsistent with the provisions of these Articles, apply to the Company to the exclusion of all other regulations or Articles of Association References in these Articles to regulations arc to regulations in Table A, unless otherwise stated None of the regulations contained in Part 1 of Table A in the First Schedule to the Companies Act 1948 shall apply to the Company and are hereby excluded

SHARE CAPITAL

2                                         The share capital of the Company at the date of adoption of these Articles is £6,155,000 divided into 1,000 ordinary shares of £1 each and 6,154,000 non-redeemable cumulative preference shares of £1 each (“Preference Shares”) The rights of the Preference Shares and the limitations and restrictions to which they are subject are as follows -

2 1                               Income The holders of the Preference Shares shall be entitled, in priority to any payment of dividend to the holders of any other class of shares, to be paid in respect of each financial year or other accounting period of the Company, a cumulative preferential dividend (“preferential dividend”) at the rate of 1% above LIBOR (as defined below) less any applicable tax credit on the nominal amount for the time being paid up or credited as paid up on such Preference Shares The holders of the Preference Shares shall not be entitled to any further right of participation in the profits of the Company

For the purpose of this Article “LIBOR” means the rate of interest quoted by National Westminster Bank plc (“the Bank”) at which the Bank would offer deposits on the London Interbank Market in sterling of an amount comparable to the nominal value of the Preference Shares for the time being issued for a period of 3 months The calculation of interest shall take place at 3 monthly intervals, the first such calculation to be made on the day upon which the Preference Shares or any of them are first allotted in the event that the Bank is unable or unwilling to quote any rate the Company may obtain a quotation from any clearing bank registered in the United Kingdom If the London Interbank Market ceases to exist the Company may specify such alternative method of calculation as the Company reasonably believes represents the cost to clearing banks in the United Kingdom of obtaining funds in sterling of the amounts and for the periods envisaged in this Article

2 2                               Payment The preferential dividend shall be paid pro rata on the amount paid up or credited as paid up on the Preference Shares half-yearly on 28th February and 31st August (or, if any such date is a Saturday, Sunday or public holiday in London, on the first business day following such date) (‘‘fixed dividend dates”) in each year in respect of the half-years ending on those respective dates, save that the first such payment in respect of each Preference Share shall be made on the fixed dividend date next following the date of allotment of such Preference Share Payments of preferential dividends shall be made to holders on the register at any date selected by the directors up to 42 days prior to the relevant fixed dividend date The preferential dividend shall accrue on a daily basis

Unless the Company has insufficient profits available for distribution and the Company is thereby prohibited from paying dividends by the Act (in which case the preferential dividend shall accumulate) the preferential dividend shall (notwithstanding Regulations 102 to 108 (inclusive) in Table A or any other provision of these Articles and, in particular, notwithstanding that there has not been a recommendation of the directors or resolution of the Company in general meeting) be paid immediately on the due date and if not then paid shall be a debt due by the Company and shall be payable in priority to any other dividend

The Company shall procure that each of its subsidiaries (if any) which has any profits available for distribution shall from time to time declare and pay to the Company such dividends as are necessary to permit lawful and prompt payment by the Company of the preferential dividend

2 3                               Capital On a return of capital on winding-up or otherwise, the holders of the Preference Shares shall be entitled, in priority to any payment to the holders of any other class of shares, to the repayment of a sum equal to the nominal amount paid up or credited as paid up on the Preference Shares held by them respectively, together with a sum equal to all arrears and accruals (if any) of the preferential dividend irrespective of whether or not such dividend has been declared or earned or become due and payable, to be calculated down to and including the date of commencement of the winding-up (in the case of a winding-up) or the return of capital (in any other case) The holders of the Preference Shares shall not be entitled to any further right of participation in the assets of the Company

2 4                               General Meetings the holders of the Preference Shares shall, by virtue of and in respect of their holdings of Preference Shares, have the right to receive notice of, attend, speak and vote at a general meeting of the Company only -

2 4 1                     if and when, at the date of the notice convening such meeting, the preferential dividend on the Preference Shares is six months or more in arrears (and, for this purpose, the preferential dividend shall be deemed to be payable half-yearly on the dates and in respect of the periods specified in Article 2 2), or

2 4 2                     if a resolution is to be proposed abrogating, varying or modifying any of the rights or privileges of the holders of the Preference Shares (in which case they shall only be entitled to vote on such resolution)

Except in the circumstances set out in paragraphs 2 4 1 and 2 4 2 above, the holders of the Preference Shares shall not have the right to receive notice of, attend, speak or vote at any general meeting of the Company

2 5                               Voting Whenever the holders of the Preference Shares are entitled to vote on a resolution at a general meeting of the Company, on a show of hands, every such holder who is present in person or (being a corporation) by a representative shall have one vote and, on a poll, every such holder who is present in person or by proxy shall have one vote in respect of each fully-paid Preference Share registered in the name of such holder

DISAPPLICATION OF PROVISIONS

3                                         In accordance with section 91(1) of the Act, sections 89(1) and 90(1) to 90(6) inclusive of the Act shall not apply to the Company

LIEN

4                                         The Company shall have a first and paramount lien on every share (whether fully paid or not) standing registered in the name of any person indebted or under liability to the Company for all moneys presently payable by him or his estate to the Company, whether he is the sole registered holder or is one of two or more joint holders, and also for all moneys (whether then payable or not) payable at a fixed time or called in respect of such share Regulation 8 shall be modified accordingly

TRANSFER OF SHARES

5                                         The directors may, in their absolute discretion and without giving any reasons, decline to register the transfer of any share whether or not it is a fully paid share Regulation 24 shall not apply

5A.                             Exception in the case of Financial Institutions

5A 1                      Notwithstanding anything contained in these articles or otherwise, the directors shall not refuse to register, nor suspend registration of, any transfer of shares where such transfer is

5A 1 1            in favour of any bank, lender or financial institution (or any affiliate of, or nominee or other entity acting on behalf of, such a bank, lender or financial institution) (a “Financial Institution”) to which or whom such shares are being transferred by way of security (whether such Financial Institution is acting as agent, trustee or otherwise),

5A 1 2            duly executed by a Financial Institution to which or whom such shares (including any further shares in the company acquired by reason of its holding of such shares) are to be transferred as aforesaid pursuant to a power of sale or other power under any security document which creates any security interest over such shares,

5A 1 3            delivered to the company for registration by a Financial Institution in order to perfect its security over such shares,

5A 1 4            duly executed by a receiver appointed by a Financial Institution pursuant to any security document which creates any security interest over such shares, and/or

5A 1 5            in favour of a purchaser of shares from any such Financial Institution or receiver as referred to in paragraphs (5A 1 1) to (5A 1 4) inclusive above

5A 2                      Any present or future lien on shares howsoever arising which the company has shall not apply in respect of any shares which have been charged by way of security to, or otherwise secured in favour of, a Financial Institution or which are transferred in accordance with the provisions of this Article

5A 3                      Any power of directors to forfeit any share which has been called but remains unpaid after notice requiring payment has been given pursuant to the articles shall not apply in respect of any shares that have been charged by way of security to a Financial Institution or that are transferred in accordance with this article 5A

5A 4                      A certificate executed by, in the case of 5A 1(5A 1 1), 5A 1(5A 1 2), 5A 1(5A 1 3), 5A 1(5A 1 5) and 5A 2 above, the Financial Institution to which or whom such security interest has been or is being granted, or an official of such Financial institution, certifying that the aforementioned shares are or are to be subject to such security, shall be conclusive evidence of such a fact

5A 5                      A certificate executed by, in the case of 5A 1(5A 1 4) above, the receiver appointed as above, certifying that such transfer has been executed in accordance with the provisions of this Article, shall be conclusive evidence of such fact

CLASS RIGHTS

6                                         Whenever the capital of the Company is divided into different classes of shares the special rights attached to any class may be varied or abrogated either whilst the Company is a going concern or during or in contemplation of a winding up only with the consent in writing of the holders of 75 per cent of the issued shares of that class Without prejudice to the generality of this Article, the special rights attached to the Preference Shares shall be deemed to be varied -

6 1                               by the Company

6 1 1                     altering its memorandum or articles of association, or

6 1 2                     varying in any way (whether directly or indirectly) the rights attached to any of the shares of the class concerned, or

6 1 3                     applying by way of capitalisation any sum in or towards paying up any share or loan capital of the Company, or

6 1 4                     entering into a contract to purchase any of its own shares, or

6 1 5                     redeeming any of its shares, or

6 1 6                     passing a resolution that it be wound up,

6 2                               by the Company or any of its subsidiaries for the time being

6 2 1                     altering, increasing, reducing, sub-dividing or consolidating its authorised or issued share capital, or

6 2 2                     granting any option or other right to subscribe for shares, or

6 2 3                     disposing of its undertaking or any substantial part thereof, or

6 2 4                     disposing of or acquiring any interest in any share in the capital of any company, or

6 2 5                     calling a meeting to effect or approve any matter which would by virtue of this Article 6 be a variation of the class rights of the Preference Shares

GENERAL MEETINGS

7                                         A written resolution to be given by a corporation which is a member of the Company may be signed, on its behalf, by a director or the secretary of that corporation or by the attorney or authorised representative of that corporation Regulation 53 shall be extended accordingly Regulation 53 (as extended by this Article 7) shall also apply (with appropriate modifications) to written resolutions of any class of members of the Company

8                                         A form of proxy (together with the original or a certified copy of any letter or power of attorney, if the form of proxy has been signed by an attorney) must -

8 1                               for the general meeting or adjourned meeting at which it is to be used, be delivered -

8 1 1                     either to the place specified in (or in a note to) the notice convening the meeting for the delivery of forms of proxy, at least one hour before the time fixed for the start of that meeting, or

8 1 2                     to the Secretary of the Company or the chairman of the meeting at the place where the meeting is to be held, on the day of, and before the time fixed for the start of, the meeting, and

8 2                               in the case of a poll which is not to be taken at or on the same day as the general meeting or adjourned meeting at which the relevant resolution has been proposed, be delivered -

8 2 1                     either to the place specified in (or in a note to) the notice convening the meeting for the delivery of forms of proxy, at least one hour before the time fixed for taking the poll, or

8 2 2                     to the Secretary of the Company or the chairman of the meeting at the place where the poll is to be taken, on the day, and before the time, fixed for taking the poll

If no place is specified in (or in a note to) the notice convening the meeting for the delivery of forms of proxy, then such forms may be delivered instead to the Company’s registered office A form of proxy will be valid for any adjournment of a meeting in addition to the meeting to which it relates, unless it is stated on the relevant form that the form of proxy cannot be used at any such adjournment If a form of proxy relates to more than one meeting (including any adjournment of any such meeting) and has been delivered as required by this Article 8 for or in respect of one of those meetings, it will be valid for all subsequent meetings to which it relates and need not be re-delivered Regulation 62 shall not apply

NUMBER OF DIRECTORS

9                                         The minimum number of directors shall be one Regulation 64 shall be modified accordingly

ALTERNATE DIRECTORS

10                                  An alternate director shall (unless he is not in the United Kingdom at the relevant time) be entitled to receive notices of meetings of the directors and, if the director who appointed him is a member of any committee of directors, of that committee Such alternate director shall also be entitled to attend and vote as a director at, and to be counted as part of the quorum for, any such meeting at which the director who appointed him is not present and generally at any such meeting to perform, as a director, all functions of the director who appointed him in relation to the proceedings at any such meeting which an alternate director attends, the provisions of these Articles shall apply as if that alternate director were a director

11                                  If an alternate director is also himself a director or attends any meeting as an alternate for more than one director, his voting rights shall be cumulative but he will only be counted once for any quorum requirements

12                                  If any director who has appointed an alternate director is for the time being absent from the United Kingdom or temporarily unable to act because of ill health or disability, then that alternate director may sign, in his place, any written resolution of the directors

13                                  An alternate director will not, except as set out in these Articles, have power to act as a director, nor will such alternate director be deemed to be a director under these Articles or the agent of the director who appointed him

14                                  Regulations 66 and 69 shall not apply

15                                  An alternate director shall be entitled to contract to be interested in and to benefit from any contracts, arrangements or transactions, to be repaid expenses and to be indemnified to the same extent as if he were a director Such alternate director shall not be entitled to receive any remuneration from the Company for acting as an alternate director unless the director who appointed him instructs the Company in writing to pay part of the remuneration payable by the Company to that director to the alternate director instead

DELEGATION OF DIRECTORS’ POWERS

16                                  The directors may, in addition to the powers contained in Regulation 72, delegate any of their powers or discretions (including any power or discretion the exercise of which involves or may involve the payment of remuneration to, or the conferring of any other benefit upon, all or any of the directors) to committees comprising one or more directors and, if desired, one or more other named persons who have been co-opted onto such committee in accordance with the provisions of this Article 16

17                                  If any power or discretion has been delegated to a committee under Article 16, any reference in these Articles to the exercise by the directors of that power or discretion shall be interpreted accordingly, as if it was a reference to the exercise of the same by that committee

18                                  Any committee appointed under Article 16 shall, when exercising any powers or discretions delegated to it, abide by any regulations imposed by the directors which may then subsist Any such regulations may provide for or permit the co-option to the committee of persons other than directors and for such persons to have voting rights as members of that committee, but directors must form a majority of the members of such committee and no resolution of the committee will be valid unless it has been approved by a majority of the votes cast on that resolution and that majority included at least one director

19                                  Regulation 72 shall be modified accordingly

APPOINTMENT AND RETIREMENT OF DIRECTORS

20                                  A director shall not retire by rotation References to retirement by rotation in Regulations 73 to 80 inclusive shall accordingly be ignored

21                                  A director appointed to fill a vacancy or as an addition to the Board of directors shall not retire at the next Annual General Meeting after his appointment, Regulations 78 and 79 shall be modified accordingly

DISQUALIFICATION AND REMOVAL OF DIRECTORS

22                                  A director shall cease to be a director -

22 1                        in any of the circumstances specified in Regulation 81, or

22 2                        if he offers, in writing, to resign and the directors resolve to accept his offer, or

22 3                        if he becomes incapable by reason of illness or injury of managing and administering his property and affairs, paragraph (c) of Regulation 81 shall be modified accordingly, or

22 4                        if a notice signed by the holders of more than 50 per cent of the issued share capital of the Company requiring him to vacate his office is delivered to the Company’s registered office

REMUNERATION OF DIRECTORS

23                                  A director who serves on any committee or who carries out any other services which, in the opinion of the directors, are outside the scope of the ordinary duties of a director may be paid such extra remuneration of any kind or may receive such other benefits as the directors may determine Regulation 82 shall be extended accordingly

PROCEEDINGS OF DIRECTORS

24                                  On any contract, arrangement or matter in which a director is in any way interested, directly or indirectly, such director may vote and may be counted in the quorum present at any meeting at which such contract, arrangement or matter is being considered Any such director may (unless agreed otherwise) retain for his own absolute use and benefit all profits and advantages which he may derive or receive (directly or indirectly) from or as a result of any such contract, arrangement or matter Regulations 94 to 98 shall not apply

25                                  Any director or other person may participate in a meeting of the directors or of a committee of the directors by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other and any persons participating in the meeting in this manner shall be deemed to be present in person at that meeting Such a meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no such group, where the Chairman of the meeting is located

INDEMNITY

26                                  Subject to the provisions of and so far as may be permitted by law, every director, auditor, secretary or other officer of the Company shall be indemnified by the Company out of its own funds against and/or exempted by the Company from all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office Regulation 118 shall not apply

INSURANCE

27                                  Without restricting or reducing in any way the scope of the provisions of Regulation 87 or any provision of these Articles, the directors shall have the power to purchase and maintain insurance for, or for the benefit of, any persons who are or were at any time directors, officers, employees or auditors of any Associated Company or who are or were at any time trustees of any pension fund or employees’ share scheme in which employees of any Associated Company are interested, (including, without limitation, insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or in the exercise or purported exercise of their powers and/or otherwise in relation to their duties, powers or offices in relation to any Associated Company, or any such pension fund or employees’ share scheme)

28                                  In these Articles, “Associated Company” means the Company, any holding company of the Company or any other body, whether or not incorporated, in which the Company or any such holding company or any of the predecessors of the Company or of any such holding company has or had any interest (whether direct or indirect) or which is in any way allied to or associated with the Company, or any subsidiary undertaking of the Company or of any such other body

MAJORITY RIGHTS

29                                  The holder or holders of, in aggregate, over 50 per cent of the issued ordinary shares ( the Majority’) shall be entitled to do any of the following from time to time and to the extent that these provisions are inconsistent with any other provision of these Articles, the following provisions shall prevail -

29 1                        The Majority may at any time and from time to time appoint any person to be a director or remove from office any director (whether or not initially appointed by the Majority) If such person has been appointed to an executive office which will automatically cease when he is removed by the Majority such removal shall be treated as an act of the Company and shall take effect without restricting or limiting in any way any claim for damages for breach of any contract of service between him and the Company which that person may have,

29 2                        no unissued shares shall be issued or agreed to be issued or put under option without the prior consent of the Majority,

29 3                        any or all powers of the directors may be restricted in such respects and to such extent as the Majority may by notice to the Company at any time and on any occasion prescribe,

30                                  Any appointment, removal, consent or notice made or given under Article 29 shall be in writing, signed by the Majority, and shall be sent or delivered to the Company at its registered office No person dealing with the Company shall be required to see or enquire as to whether the powers of the directors have been in any way restricted under these Articles or as to whether any requisite consent of the Majority has been obtained No obligation incurred or security given or transaction effected by the Company to or with any third party shall be invalid or ineffective unless the third party had, at the time, express notice that the incurring of such obligation or the giving of such security or the effecting of such transaction exceeded of the powers of the directors